UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

June 6, 2021
Date of Report (Date of earliest event reported)

BK Technologies Corporation
(Exact name of registrant as specified in its charter)

Nevada	001-32644	83-4064262
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File No.)	Identification Number)

7100 Technology Drive, West Melbourne, FL	32904
(Address of principal executive offices)	(Zip Code)

(321) 984-1414
(Registrant’s telephone number including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.60 per share	BKTI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [ ]

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02 Unregistered Sales of Equity Securities.

On June 6, 2021, BK Technologies Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with ThinkEquity, a division of Fordham Financial Management, Inc. (the “Representative”), as representative of the several underwriters listed therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell 3,695,000 shares of common stock of the Company (the “Offering Shares”), par value $0.60 per share (the “Common Stock”), in a public offering (the “Offering”), at a public offering price of $3.00 per share. The Company also granted a 45-day option to the Underwriters to purchase up to 554,250 additional shares (the “Option Shares”) of Common Stock, representing approximately fifteen percent (15%) of the Offering Shares sold in the Offering, solely to cover over-allotments, if any. On June 9, 2021, the Company issued and sold to the Underwriters pursuant to the Underwriting Agreement the Offering Shares and Option Shares for estimated net proceeds of approximately $11.6 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and customary obligations of the parties, including a 90-day lock-up period on certain dispositions of Common Stock by the Company, subject to customary exceptions. Additionally, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Until June 9, 2022, the Representative has an irrevocable right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, for the Company, or any successor to or any subsidiary of the Company, using an investment banker, placement agent or broker on terms customary to the Representative.

Pursuant to the Underwriting Agreement, on June 9, 2021, the Company also issued to certain of the Representative’s designees warrants to purchase up to 184,750 shares of Common Stock (collectively, the “Representative’s Warrants”). The Representative’s Warrants are exercisable at any time, in whole or in part, from December 3, 2021 until June 6, 2026, at a price per share of $3.75. The Representative’s Warrants also provide for “piggyback” registration rights with respect to the registration of the shares of Common Stock underlying the Representative’s Warrants and customary anti-dilution provisions. The piggyback registration rights last 4.5 years from the initial exercise date of December 3, 2021.

The Offering was made pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-251307), including an accompanying prospectus, and preliminary and final prospectus supplements thereto, all of which were previously filed with the Securities and Exchange Commission. The Representative’s Warrants were issued, and the shares of Common Stock underlying the Representative’s Warrant, unless registered prior to issuance, are expected to be issued, in each case, in reliance on the exemption from the registration requirements in Section 4(a)(2) of the Securities Act. The Company’s reliance upon Section 4(a)(2) of the Securities Act is based in part upon the following factors: (a) the issuance of the securities was in connection with isolated private transactions which did not involve any public offering; (b) there were a limited number of offerees; (c) there will be no subsequent or contemporaneous public offerings of the Representative’s Warrants or the shares of Common Stock underlying the Representative’s Warrant by the Company; and (d) the negotiations for the sale of the securities took place directly between the Representative and the Company.

The foregoing descriptions of the Underwriting Agreement and Representative’s Warrants are qualified in their entirety by reference to the complete text of the Underwriting Agreement and form of Representative’s Warrant, copies of which are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. A copy of the opinion of Kirton McConkie PC relating to the Offering Shares and Option Shares is also filed herewith as Exhibit 5.1.

Item 7.01. Regulation FD Disclosure.

On June 9, 2021, the Company issued a press release announcing the closing of the Offering, which is furnished as Exhibit 99.1 hereto.

The information contained in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 hereto are being “furnished” and, as such, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)
Exhibits.

Exhibit
No.	Description
1.1	Underwriting Agreement by and between the Company and the Representative dated June 6, 2021
4.1	Form of Representative’s Warrant
5.1	Opinion of Kirton McConkie PC
23.1	Consent of Kirton McConkie PC (included in Exhibit 5.1)
99.1	Press Release, dated June 9, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BK TECHNOLOGIES CORPORATION

Date: June 9, 2021	By:	/s/ William P. Kelly
William P. Kelly
Executive Vice President and Chief Financial Officer